Exhibit 10.2

STOCK PLEDGE AGREEMENT

This STOCK PLEDGE AGREEMENT (this “Agreement”) made as of September 12, 2014 by and between River North Equity LLC, an Illinois limited liability company (“River North”), and Kingsley Joel Berry, resident of Michigan, (“Pledgor”).

RECITALS

A.	Pledgor is the record and beneficial owner of ten million (10,000,000) shares of common stock, $.001 par value, of GEI Global Energy Corp. (the “Company”), a Nevada corporation acquired by Pledgor [ Services: GEI Global Energy Corp].
B.	Pledgor has agreed to secure, to the extent hereinafter set forth, the payment in full and the performance of the obligations of Company under the Purchase Agreement and the Note (as defined below).
C.	In connection with River North extending a loan to Company, Company has signed a convertible note purchase agreement dated September 12, 2014 (the "Purchase Agreement") and issued that certain convertible promissory note (the “Note”) dated September 12, 2014 payable to the order of River North in the principal amount of seventy-five thousand Dollars ($75,000).
D.	Such Note is secured by the Pledged Shares (as defined below) and other collateral upon the terms set forth in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Security Interest. Pledgor hereby grants and pledges to River North a security interest in, and assigns, transfers to and pledges with River North, the following securities and other property (collectively, the “Collateral”):

(i) ten million (10,000,000) shares of common stock of Company issued in the name of Pledgor (the “Pledged Shares”) delivered to and deposited with River North as collateral for the Note (for purposes of this Agreement, common stock shall refer to the common stock of the Pledgor);

(ii) any and all new, additional or different securities or other property subsequently distributed with respect to the Pledged Shares which are to be delivered to and deposited with River North pursuant to the requirements of Section 3 of this Agreement;

(iii) any and all other property and money which is delivered to or comes into the possession of River North pursuant to the terms of this Agreement; and

(iv) the proceeds of any sale, exchange or disposition of the property and securities described in subsections (i), (ii) or (iii) above.

2. Warranties. Pledgor hereby warrants that Pledgor is the owner of the Collateral and has the right to pledge the Collateral and that the Collateral is free from all liens, adverse claims and other security interests (other than those created hereby).

3. Duty to Deliver. Any new, additional or different securities or other property (other than regular cash dividends) which may now or hereafter become distributable with respect to the Collateral by reason of (i) any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Pledged Shares as a class without River North’s receipt of consideration or (ii) any merger, consolidation or other reorganization affecting the capital structure of the Company shall, upon receipt by Pledgor, be promptly delivered to and deposited with River North as part of the Collateral hereunder. Any such securities shall be accompanied by one or more properly-endorsed stock power assignments.

4. Payment of Taxes and Other Charges. For as long as the Collateral secures the Note, all taxes, liens, assessments and other charges against the Collateral, and in the event of Pledgor’s failure to do so, River North may at its election pay any or all of such taxes and other charges without contesting the validity or legality thereof. The payments so made shall become part of the indebtedness secured hereunder and until paid shall bear interest at the minimum per annum rate, compounded semi-annually, required to avoid the imputation of interest income to River North and compensation income to Pledgor under the Federal tax laws.

5. Shareholder Rights. So long as there exists no event of default under Section 10 of this Agreement, Pledgor may exercise all shareholder voting rights and be entitled to receive any and all regular cash dividends paid on the Collateral and all proxy statements and other shareholder materials pertaining to the Collateral.

6. Rights and Powers of River North. River North may, without obligation to do so, exercise at any time and from time to time one or more of the following rights and powers with respect to any or all of the Collateral:

(i) subject to the applicable limitations of Section 9, accept in its discretion other property of Pledgor in exchange for all or part of the Collateral and release Collateral to Pledgor to the extent necessary to effect such exchange, and in such event the other property received in the exchange shall become part of the Collateral hereunder;

(ii) perform such acts as are necessary to preserve and protect the Collateral and the rights, powers and remedies granted with respect to such Collateral by this Agreement; and

(iii) transfer record ownership of the Collateral to River North or its nominee and receive, endorse and give receipt for, or collect by legal proceedings or otherwise, dividends or other distributions made or paid with respect to the Collateral, provided and only if there exists at the time an outstanding event of default under Section 10 of this Agreement. Any cash sums which River North may so receive shall be applied to the payment of the Note and any other indebtedness secured hereunder, in such order of application as River North deems appropriate. Any remaining cash shall be paid over to Pledgor. Any action by River North pursuant to the provisions of this Section 6 may be taken without notice to Pledgor. Expenses reasonably incurred in connection with such action shall be payable by Pledgor and form part of the indebtedness secured hereunder as provided in Section 12.

2

7. Care of Collateral. River North shall exercise reasonable care in the custody and preservation of the Collateral. However, River North shall have no obligation to (i) initiate any action with respect to, or otherwise inform Pledgor of, any conversion, call, exchange right, preemptive right, subscription right, purchase offer or other right or privilege relating to or affecting the Collateral, (ii) preserve the rights of Pledgor against adverse claims or protect the Collateral against the possibility of a decline in market value or (iii) take any action with respect to the Collateral requested by Pledgor unless the request is made in writing and River North determines that the requested action will not unreasonably jeopardize the value of the Collateral as security for the Note and other indebtedness secured hereunder.

8. Transfer of Collateral. In connection with the transfer or assignment of the Note (whether by negotiation, discount or otherwise), River North may transfer all or any part of the Collateral, and the transferee shall thereupon succeed to all the rights, powers and remedies granted to River North hereunder with respect to the Collateral so transferred. Upon such transfer, River North shall be fully discharged from all liability and responsibility for the transferred Collateral.

9. Release of Collateral. Provided all indebtedness secured hereunder shall at the time have been paid in full and there does not otherwise exist any event of default under Section 10, the Pledged Shares, together with any additional Collateral which may hereafter be pledged and deposited hereunder, shall be released from pledge and returned to Pledgor in accordance with the following provisions:

(i) Upon payment or prepayment of principal under the Note, along with any accrued interest to date on the principal amount so paid or prepaid, one or more of the Pledged Shares held as Collateral hereunder shall (subject to the applicable limitations of Section 9(iii) and 9(iv) below) be released at the time of such payment or prepayment. The number of shares to be so released shall be equal to the number obtained by multiplying (i) the total number of Pledged Shares held under this Agreement at the time of payment or prepayment, by (ii) a fraction, the numerator of which shall be the amount of principal together with any accrued interest paid or prepaid and the denominator of which shall be the unpaid principal balance of the Note together with all accrued interest thereunder immediately prior to such payment or prepayment. In no event, however, shall any fractional shares be released.

(ii) Any additional Collateral which may hereafter be pledged and deposited with River North (pursuant to the requirements of Section 3) with respect to the Pledged Shares shall be released at the same time the particular shares of common stock to which the additional Collateral relates are to be released in accordance with the applicable provisions of Section 9(i).

(iii) Under no circumstances, however, shall any Pledged Shares or any other Collateral be released if previously applied to the payment of any indebtedness secured hereunder. In addition, in no event shall any Pledged Shares or other Collateral be released pursuant to the provisions of Section 9(i) or 9(ii) if, and to the extent, the fair market value of the common stock and all other Collateral which would otherwise remain in pledge hereunder after such release were effected would be less than the unpaid principal and accrued interest under the Note.

3

(iv) For all valuation purposes under this Agreement, the fair market value per share of common stock on any relevant date shall be determined as follows: the fair market value shall be the closing bid price per share of common Stock on the applicable Trading Market (as such term is defined in the Purchase Agreement) on the date in question. If there is no reported closing bid price for the common Stock on the date in question, then the closing bid price on the last preceding date for which such quotation exists shall be determinative of fair market value.

10. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement: (i) Pledgor shall fail to observe or perform any material covenant applicable to such Pledgor under this Agreement and such failure shall continue for a period of thirty (30) consecutive days after written notice by River North; (ii) any default by the Company under the Note which is not timely cured by the Company or Pledgor; (iii) the occurrence of any other acceleration event specified in the Note; (iv) the failure of the Company to perform any obligation imposed upon it by reason of the Purchase Agreement and the Note (including, but not limited to honoring conversion of the Note); or (v) the breach of any warranty of Pledgor contained in this Agreement.

Upon the occurrence of any such event of default, River North may, at its election, declare the Note and all other indebtedness secured hereunder to become immediately due and payable and may exercise any or all of the rights and remedies granted to a secured party under the provisions of the Illinois Uniform Commercial Code (as now or hereafter in effect), including (without limitation) the power to dispose of the Collateral by public or private sale or to accept the Collateral in full payment of the Note and all other indebtedness secured hereunder.

Any proceeds realized from the disposition of the Collateral pursuant to the foregoing power of sale shall be applied first to the payment of expenses incurred by River North in connection with the disposition, then to the payment of the Note and finally to any other indebtedness secured hereunder. Any surplus proceeds shall be paid over to Pledgor. However, in the event such proceeds prove insufficient to satisfy all obligations of the Company under the Note, then Pledgor shall remain personally liable for the resulting deficiency.

11. Other Remedies. The rights, powers and remedies granted to River North pursuant to the provisions of this Agreement shall be in addition to all rights, powers and remedies granted to River North under any statute or rule of law. Any forbearance, failure or delay by River North in exercising any right, power or remedy under this Agreement shall not be deemed to be a waiver of such right, power or remedy. Any single or partial exercise of any right, power or remedy under this Agreement shall not preclude the further exercise thereof, and every right, power and remedy of River North under this Agreement shall continue in full force and effect unless such right, power or remedy is specifically waived by an instrument executed by River North.

12. Costs and Expenses. All costs and expenses (including reasonable attorneys' fees) incurred by River North in the exercise or enforcement of any right, power or remedy granted to it under this Agreement shall become part of the indebtedness secured hereunder and shall constitute a personal liability of Pledgor payable immediately upon demand and bearing interest until paid at the minimum per annum rate, compounded semi-annually, required to avoid the imputation of interest income to River North and compensation income to Pledgor under the Federal tax laws.

4

13. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without resort to that State’s conflict-of-laws rules. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against any superior, municipal, or other state court located in DuPage County in Illinois or any federal court for the Northern District of Illinois in any litigation arising under or in connection with this Agreement. The parties hereby consent to the exclusive jurisdiction of the above listed courts.

14. Successors. This Agreement shall be binding upon River North and its successors and assigns and upon Pledgor and the executors, heirs and legatees of Pledgor’s estate.

15. Severability. If any provision of this Agreement is held to be invalid under applicable law, then such provision shall be ineffective only to the extent of such invalidity, and neither the remainder of such provision nor any other provisions of this Agreement shall be affected thereby.

IN WITNESS WHEREOF, this Agreement has been executed by Pledgor and River North as of September 12, 2014.

SIGNED by Edward M. Liceaga

Signature:	/s/ Edward M. Liceaga
for and on behalf of
River North Equity LLC

SIGNED by: K. J. Berry

Signature:	/s/ K. Joel Berry
for and on behalf of
K. J. Berry

5

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECETVED, Kingsley Joel Berry hereby sell(s), assign(s) and transfer(s) to River North Equity LLC (“River North”), ten million (10,000,000) shares (as collateral only) of the common stock of GET Global Energy Corp. (the “Company”) standing in his name on the books of the Company, represented by Certificate No. 20975 herewith and do(e)s hereby irrevocably constitute and appoint Joseph Pittera attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated: 9/12/14

Signature:	/s/ K. Joel Berry

6